Exhibit 99.1

Atara Biotherapeutics Announces Fourth Quarter and Full Year 2014 Operating Results

South San Francisco, Calif., February 26, 2015 – Atara Biotherapeutics, Inc. (Nasdaq: ATRA), a biopharmaceutical company with a focus on developing innovative therapies for patients with debilitating diseases, today reported financial results for the fourth quarter and full year ended December 31, 2014.

“2014 was a significant year for Atara,” said Isaac Ciechanover, CEO of Atara. “This past year, we: continued to advance our lead clinical program, PINTA 745, in an ongoing randomized, blinded Phase 2 study in protein energy wasting associated with end-stage renal disease; initiated a Phase 1 trial of our second clinical program, STM 434, in ovarian cancer and other solid tumors; broadened our clinical pipeline through an exclusive option agreement with Memorial Sloan Kettering Cancer Center for the development and commercialization of three clinical stage allogeneic T-cell therapies for the treatment of certain cancers and persistent viral infections; and completed an initial public offering. In 2015, we look forward to the advancement of our diverse pipeline as well as a number of important milestones, including the un-blinding of our PINTA 745 Phase 2 study at the end of the year.”

Fourth Quarter 2014 Financial Results

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We reported a net loss of $10.5 million, or $0.67 per share, for the fourth quarter of 2014, compared to a net loss of $3.6 million, or $3.15 per share, for the fourth quarter of 2013, primarily due to higher costs related to expanded clinical development activities from starting two trials and increased stock-based compensation expenses.

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Total research and development expenses increased to $5.0 million for the fourth quarter of 2014, compared to $2.3 million for the fourth quarter of 2013, which included a $2.3 million increase in stock-based compensation expenses, higher costs related to expanded clinical development activities and increased headcount.

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General and administrative expenses increased to $5.5 million for the fourth quarter of 2014, compared to $1.2 million for the fourth quarter of 2013, primarily related to increased headcount, higher professional service fees and a $2.8 million increase in stock-based compensation expenses.

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Operating loss for the fourth quarter of 2014 was impacted by $4.4 million of stock-based compensation expenses that resulted primarily from equity awards that vested upon the completion of our initial public offering in October 2014.

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As of December 31, 2014, we had approximately $104.1 million in cash and cash equivalents and short-term available-for-sale investments. In February 2015, we raised net proceeds of $69.4 million from the sale of 4.1 million shares of common stock from Atara’s follow-on public offering of common stock.

About Atara Biotherapeutics, Inc.

Atara Biotherapeutics, Inc. is a biopharmaceutical company focused on developing innovative therapies for patients with debilitating diseases. Atara’s lead programs target myostatin and activin, members of the TGF-beta family of proteins that have demonstrated the potential to have therapeutic benefit in a number of clinical indications.  In September 2014, Atara Biotherapeutics entered into an exclusive option agreement with Memorial Sloan Kettering Cancer Center (MSK) under which it has the right to license (pursuant to a negotiated form of license agreement) the exclusive, worldwide rights to three clinical stage T-cell programs, as well as other T-cell programs that are discovered or developed by MSK pursuant to sponsored research funded by the company.

Forward Looking Statements

This press release contains or may imply “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because such statements deal with future events and are based on Atara’s current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of Atara could differ materially from those described in or implied by the statements in this press release. For example, forward-looking statements include statements regarding Atara’s expectations regarding the timing of reporting results from its Phase 2 clinical trial of PINTA 745. These forward-looking statements are subject to other risks and uncertainties, including those discussed under the heading "Risk Factors" in Atara’s registration statements on Form S-1, quarterly report on Form 10-Q for the quarter ended September 30, 2014 and subsequent filings with the Securities and Exchange Commission. Except as otherwise required by law, Atara disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date hereof, whether as a result of new information, future events or circumstances or otherwise.

•	MEDIA CONTACT: Tina Gullotta, tgullotta@atarabio.com. 650-741-1613
•	INVESTOR CONTACT: Tina Gullotta, tgullotta@atarabio.com. 650-741-1613

Atara Biotherapeutics, Inc.

Consolidated and Combined Balance Sheets

(In thousands, except share amounts)

	December 31,	December 31,
	2014	2013
Assets
Current assets
Cash and cash equivalents	$21,897	$51,615
Short-term available-for-sale investments	82,219	—
Prepaid expenses and other current assets	1,910	193
Total current assets	106,026	51,808
Property and equipment, net	48	8
Other assets	48	12
Total assets	$106,122	$51,828

Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$440	$606
Accrued compensation	1,225	331
Income tax payable	1	155
Other accrued liabilities	1,058	432
Total current liabilities	2,724	1,524
Other long-term liabilities	216	230
Total liabilities	2,940	1,754

Commitments and contingencies
Series A convertible preferred stock—$0.0001 par value, liquidation preference of $20,088 as of December 31, 2013	—	19,909
Series A-1 convertible preferred stock—$0.0001 par value, liquidation preference of $3,000 as of December 31, 2013	—	2,768
Series B convertible preferred stock—$0.0001 par value, liquidation preference of $52,000 as of December 31, 2013	—	38,414

Stockholders’ equity (deficit):
Common stock—$0.0001 par value, 19,692,937 and 12,003,891 shares issued and outstanding as of December 31, 2014 and 2013, respectively	2	1
Additional paid-in capital	144,169	2,200
Notes receivable from stockholder	—	(335)
Accumulated other comprehensive loss	(100)	—
Accumulated deficit	(40,889)	(12,883)
Total stockholders’ equity (deficit)	103,182	(11,017)
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$106,122	$51,828

Atara Biotherapeutics, Inc.

Consolidated and Combined Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2014	2013	2014	2013
Operating Expenses:
Research and development	$5,048	$2,249	$14,380	$4,306
Research and development costs paid to Amgen	—	3	1,066	553
General and administrative	5,548	1,164	12,710	3,756
Total operating expenses	10,596	3,416	28,156	8,615
Loss from operations	(10,596)	(3,416)	(28,156)	(8,615)
Interest income	66	3	125	12
Loss before provision for income taxes	(10,530)	(3,413)	(28,031)	(8,603)
Provision (benefit) for income taxes	(3)	143	(25)	170
Net loss	$(10,527)	$(3,556)	$(28,006)	$(8,773)
Other comprehensive loss, net of tax:
Unrealized losses on investments	(89)	—	(100)	—
Other comprehensive loss	(89)	—	(100)	—
Comprehensive loss	$(10,616)	$(3,556)	$(28,106)	$(8,773)
Net loss per common share:
Basic and diluted net loss per common share	$(0.67)	$(3.15)	$(5.62)	$(9.08)
Weighted-average common shares outstanding - basic and diluted	15,804,856	1,129,607	4,985,540	965,825